Exhibit 6.32

MAGE SYNDICATE AGREEMENT

THIS SYNDICATE AGREEMENT (the “Agreement”) is made and entered into this 20th October, 2023 by and between OGMA INVESTMENTS, LLC, with an address of 2950 NE 188 Street, Apartment 140, Aventura, Florida 33180 (“OGMA”), STERLING RACING, LLC, with an address of The Sterling Building, 927 Lincoln Road #214, Miami Beach, Florida 33139, (“Sterling”), and COMMONWEALTH THOROUGHBREDS, LLC, with an address of 6161 Santa Monica Blvd., Suite 206, Los Angeles, California 90036 (“CMNWLTH”), and AIRDRIE STUD, INC., a Kentucky corporation with a principal address of PO Box 487, Midway, Kentucky 40347 (“Airdrie” or “Syndicate Manager) (OGMA, Sterling, and CMNWLTH together with their heirs, successors, transferees or assigns, are collectively referred to as the “Initial Owners” and each an “Initial Owner”).

RECITALS:

A. Initial Owners are the owners of a 100% right, title and interest in and to the Thoroughbred colt named MAGE (ch. c., 2020) by GOOD MAGIC out of PUCA by BIG BROWN (the “Stallion”), in the following undivided percentage interests:

OGMA 50%
Sterling 25%
CMNWLTH 25%

B. Initial Owners desire to transfer ownership of the Stallion into syndicate form and to provide for the management and supervision of the Stallion. Accordingly, the parties agree as follows:

1. OWNERSHIP

1.1. Fractional Interests. This Agreement shall become effective and the syndicate created hereby shall come into existence at the time that this Agreement is executed by or on behalf of the Initial Owners and the Syndicate Manager. At the time this Agreement becomes effective, ownership of the Stallion shall be partitioned and divided into and represented by forty (40) equal fractional ownership interests (“Fractional Interests”), which Fractional Interests are numbered 1 through 40 and are initially vested in the Initial Owners. Fractional Interests 1 through 20 shall be initially vested in OGMA; Fractional Interests 21 through 30 shall be initially vested in Sterling; and Fractional Interests 31 through 40 shall be initially vested in CMNWLTH. A Fractional Interest shall be transferable subject to the terms and conditions as provided herein, shall otherwise be entitled to equal rights and privileges and subject to equal duties and obligations with every other Fractional Interest, and shall be subject to all of the terms and conditions of this Syndicate Agreement. The owner of a Fractional Interest, including the Initial Owners, is hereinafter sometimes called an “Owner.” Ownership of each Fractional Interest and all transfers thereof shall be recorded in syndicate books to be kept and maintained by the Syndicate Manager.

1.2. Expenses. Each Owner shall be obligated to pay his proportionate share of (a) the costs and expenses incurred in connection with the breeding, maintenance, promotion, advertising and care of the Stallion, (b) the reasonable prevailing rate at Airdrie Stud for board, keep, maintenance and other related expenses, and (c) the nomination fees, including, without limitation, Breeders’ Cup nomination fees and other expenses incident to operation of the syndicate as herein provided.

1.3. Obligations. On or before September 1 of each breeding season, each Owner shall, or shall cause his nominee to, notify the Syndicate Manager of the final pregnancy status of each mare bred on a Nomination attributable to his Fractional Interest.

1.4. Risk of Loss. The Syndicate Manager will obtain a single insurance policy against mortality (in effect until October 2 of the year following the Horse’s first season at stud) and first season congenital infertility and for permanent infertility due to accident, sickness and disease of the Stallion (in effect until July 15 of the year following the Horse’s first season at stud). Each Owner, at his own expense, electing to be covered by such policies shall be entitled to a pro rata portion of such coverage up to his insurable interest at the expense of, and for the account of, the Owner electing such coverage (provided that Initial Owners shall be solely responsible for the payment of any associated premiums for such insurance coverage until the Stallion is retired and delivered to Airdrie Stud). Each Owner electing not to be covered by such policies shall bear all risks of loss, including, without limitation, risk of mortality as of the date hereof. After the expiration of each of these policies, each Owner, at his own expense, may insure against the mortality, accident, sickness and disease of the Stallion to the extent of such Owner’s insurable interest subject to the provisions of Section 7.6.

1.5. Joint and Entity Ownership. Each Fractional Interest shall be indivisible, but may be owned jointly by two or more parties in which event the Owner and the Syndicate Manager shall be entitled to deal with and to accept and rely upon and act upon any information, instructions or facts represented by any one of such persons. If a Fractional Interest is held by a corporation, partnership or similar entity, the Owner and the Syndicate Manager shall be entitled to deal with and accept and rely upon any information, instructions or facts represented by any officer of the corporation, partner of the partnership, manager of the entity, or other person having authority to act for the entity. Only a full Fractional Interest shall have any rights hereunder.

1.6. Relationships. The Owners agree that (a) their relationship shall be that of owners of Fractional Interests in a chattel, the possession of which has been severed and shall be held as provided herein, and (b) the relationship of the Owners to the Syndicate Manager shall be that of principal and agent, with the agency of the Syndicate Manager being one that is coupled with an interest in the Stallion. The Owners waive any right which they may otherwise have to demand the further partition, or sale for partition, of the Stallion and agree that the sole and adequate means by which any Owner may divest himself of his interest in the Stallion shall be by the transfer of his Fractional Interest pursuant to the terms and conditions contained herein.

1.7. Evidence of Syndication. The Jockey Club Certificate of Foal Registration for the Stallion shall be endorsed by the Initial Owners to the syndicate created hereby and delivered in accordance with the instructions of the Syndicate Manager.

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2. BREEDING

2.1. Nominations. During each season the Stallion stands at stud, each Owner shall be entitled to two regular Nominations per Fractional Interest (as hereinafter defined), subject to the provisions governing a reduced book. Each Owner shall notify the Syndicate Manager in writing of his or her desire to use or to pool its regular Nominations by no later than January 1St prior to the subject breeding season (or at such later date as accepted in the sole discretion of Syndicate Manager). For purposes of this Agreement, a “Nomination” is the right to breed one Thoroughbred mare to the Stallion in each annual Northern Hemisphere breeding season, subject to the provisions governing a reduced book and subject to the discretion of the Syndicate Manager regarding the standard of mares to be bred to the Stallion. Once a Nomination has been used in any one breeding season for a mare to be covered by the Stallion, no other mare may be substituted for breeding in that breeding season unless the Syndicate Manager, in its sole discretion, gives prior approval for such substitution. Without the consent of the Syndicate Manager, no mare may be covered on more than five (5) occasions in any breeding season. The Syndicate Manager shall have no obligation to sell or otherwise dispose of any Nomination, whether in a normal, reduced or excess book, by or on behalf of the syndicate or any Owner. Nominations shall not be cumulative from one breeding season to another. Notwithstanding anything to the contrary in this Agreement, Nominations may be used by an Owner with respect to mares owned in whole or in part by the Owner; provided that the Owner owns equal to or greater than a fifty percent (50%) undivided interest in the applicable mare, excluding any foal share or mare share arrangements. Nominations shall not be transferred, assigned or sold by an Owner except (a) at a price equal to or greater than the Stallion’ s advertised stud fee at the time of such transfer, assignment or sale, unless otherwise approved by Syndicate Manager, or (b) through the Syndicate Manager, at the Syndicate Manager’s sole discretion, as specifically permitted by Section 2.8 hereof.

2.2. Breeding Requirements. Each mare to be bred, whether by an Owner or the holder of a Nomination or breeding right or a purchaser or other transferee of any of them, must have been approved by the Syndicate Manager, in its reasonable discretion, based upon the quality of the mare, her physical fitness to breed and conformation, with consideration to the commercial appeal of the mare and her resulting foal if sold at public auction. With respect to each breeding, (a) no Owner shall be entitled to require that the Stallion be bred at any time or under any circumstances or condition when to do so would be injurious to his health, fertility or future breeding capacity and (b) each mare offered for breeding shall be in sound condition and free from infection, and in each case the determination of the Syndicate Manager, its supervising employee, or the attending veterinarian, shall be final and binding. Mares will be bred only on the premises where the Stallion is standing at stud. During the first breeding season that the Stallion stands at stud, the Syndicate Manager, in its sole discretion, may refuse to permit any mare barren in both of the two preceding years or which is 17 years of age or older to be bred to the Stallion. For purposes of this Agreement, a “qualified mare” is a mare that is younger than seventeen (17) years of age during the applicable breeding season, with at least one live, healthy foal as a result of being bred both of the previous two seasons. During the first breeding season the Stallion stands at stud, the owner of each mare nominated or offered for breeding to the Stallion must obtain a certificate from a qualified veterinarian that the mare is clean and sound for breeding and such owner thereof must have agreed to have a veterinarian examine such mare for pregnancy within forty-five (45) days after breeding and to send the report of such examination to the Syndicate Manager, all at such owner’s expense.

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2.3. Lifetime Breeding Rights. In addition to the Nominations provided for herein, OGMA, Sterling, and CMNWLTH shall collectively receive six (6) Northern hemisphere lifetime breeding rights in and to the Stallion (each a “Lifetime Breeding Right”), to be allocated between them at their discretion. Each Lifetime Breeding Right shall grant the Lifetime Breeding Right holder the right to breed one (1) Thoroughbred mare (of which he/she owns at least an undivided 50% percent interest) to the Stallion during each Northern Hemisphere breeding season in which the Stallion stands at stud at Airdrie Stud, which right shall be noncumulative from year to year, subject to the provisions regarding a reduced book and the discretion of the Syndicate Manager regarding the standard of mares bred to the Stallion. A holder of a Lifetime Breeding Right shall not have the right to vote in connection with any decisions made by the Owners and shall not be entitled to any other right extended to Owners, including but not limited to participation in the excess book or in stallion awards. A Lifetime Breeding Right shall be fully transferable and may be sold; provided, however, that any sale or transfer of a Lifetime Breeding Right shall be subject to the First Right to Purchase in favor of the Owners upon the same terms and conditions provided in Section 4.3 with respect to Fractional Interests. Nominations attributable to the Lifetime Breeding Rights which are not used and are offered for sale through the Syndicate Manager shall be pooled and distributed in the same way as all Owners’ Nominations per Section 2.7.1.

2.4. Normal Book. Subject to the provisions governing a reduced book, the “normal book” for each Northern Hemisphere breeding season shall be comprised of (i) the regular Nominations attributable to each Owner’s Fractional Interest; (ii) the Lifetime Breeding Rights; and (iii) the Compensatory Nominations (defined below) set forth in Section 3.10.

2.5. Sale of Industry, Expense, and Other Nominations. In order to make North American progeny of the Stallion eligible and to continue annually the eligibility of the progeny for the Breeders’ Cup, up to two (2) Nominations may be sold each year at the discretion of the Syndicate Manager at the regular stud fee determined by the Syndicate Manager, which Nominations will be designated the Breeders’ Cup Nominations, with the proceeds from the sale thereof available for payment of required fees to Breeders’ Cup Limited. Because eligibility fees must be paid prior to receipt of the Nomination fees from the purchasers of the Breeders’ Cup Nominations, the Syndicate Manager may bill each Owner in advance for his proportionate share of said eligibility fee as an expense of the Syndicate. Should no mares be bred on the Breeders’ Cup Nominations or should any mare so bred be barren or fail to produce a live foal such that insufficient stud fees are due or payable to the syndicate, then the Syndicate Manager shall bill each Owner for his proportionate share as an expense of the syndicate. Further, the Syndicate Manager in its sole and absolute discretion may sell additional Nominations each year on behalf of the syndicate to defray the costs incurred in maintaining and promoting the Stallion, in connection with the preparation of this Syndicate Agreement and the syndication of the Stallion, or otherwise incurred in connection with the operation of the syndicate. Proceeds in excess of such costs shall be distributable to the Owners as herein provided. The Syndicate Manager shall be entitled to enter into commercially reasonable foal share and mare share agreements for the benefit of the Owners. The Syndicate Manager shall further be entitled to donate up to one (1) Nomination per Northern Hemisphere breeding season to the Thoroughbred Aftercare Alliance. All Nominations used or sold pursuant to this Section 2.5 shall be part of the “excess book.”

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2.6. Excess Book. Should the Syndicate Manager determine, after consultation and advice from the attending veterinarian, that the Stallion may be bred safely to mares in excess of the normal book, the Syndicate Manager shall determine the number of mares to which the Stallion may be bred. The total number of Nominations in an excess book and the quality of the mares for which such Nominations are available are all within the sole discretion of the Syndicate Manager. The Syndicate Manager shall sell Nominations in an excess book, the proceeds of which shall be distributed in accordance with Section 2.7. The Syndicate Manager may cancel or defer any portion of an excess book for any year in which the Syndicate Manager should determine such action to be in the best interests of the Stallion.

Owners are permitted to purchase additional Nominations; provided however, the Syndicate Manager has the sole and absolute discretion to determine to whom to sell Nominations, and in making such sales the Syndicate Manager will exercise its business judgment in order to promote the reputation of the Stallion, including by having the discretion to determine whether the quality of the proposed mare is acceptable, the terms of sale (foal or mare share agreements, breed back agreements, multiple Nomination purchase discounts and other arrangements as are appropriate and in the interest of promoting the Stallion), the sale price, the ability and willingness of the buyer to timely pay upon presentation of the invoice, and any commissions to be paid (including to an agent associated with the Syndicate Manager), and the Syndicate Manager is not required to give any priority in the sale of any Nominations to the Owners.

2.7. Proceeds from Nominations. To the extent the Syndicate Manager sells Nominations on behalf of the Owners, proceeds from the sale of such Nominations by the Syndicate Manager shall be pooled and distributed as follows:

2.7.1. First, in an amount equal to the average stud fee collected for the applicable breeding season, to Owners who did not use their regular Nomination(s) and who timely notified the Syndicate Manager prior to January 1st in the applicable breeding season (or at such later date as accepted in the sole discretion of Syndicate Manager) requesting the Syndicate Manager to sell such normal book Nomination(s). Notwithstanding the foregoing, if a mare bred on an Owner’s regular Nomination fails to produce a live foal capable of standing and nursing on that season’s breeding, and the mare is a “qualified mare” as defined in Section 2.2, such Nomination shall also be included so long as the Owner provides the Syndicate Manager with a veterinary certificate to that effect within thirty (30) days of the mare proving to be barren or failing to produce a live foal capable of standing and nursing. Any mare bred on an Owner’s regular Nomination that does not produce a live foal capable of standing and nursing on that season’s breeding but which is not a “qualified mare” as defined in Section 2.2, will be individually considered for inclusion in pooling at the sole discretion of the Syndicate Manager and may be excluded. In the event the proceeds are insufficient to make such cash distributions to the applicable Owners under this Section 2.7.1, the proceeds shall be distributed to the applicable Owners, pro rata based on the number of Nominations contributed to the pool.

2.7.2. Second, any proceeds remaining after allocation under Section 2.7.1 above shall be distributed on a pro rata basis on the account of each Fractional Interest in good standing pursuant to the provisions regarding the excess book as set forth in Section 2.6.

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2.8. Reduced Book. Whether prior to the commencement of, or during, a breeding season the Syndicate Manager, after consultation and advice from the attending veterinarian, shall have the sole discretion to make a determination that the Stallion cannot be safely bred to his normal book of mares. If the Syndicate Manager makes such a determination or if the provisions of a policy of congenital infertility insurance in effect for the Owners provides that the number of mares be limited below the normal book number, then the holders of the unused breeding Nominations for such breeding season (including Lifetime Breeding Rights but excluding the Compensatory Nominations) shall be entitled only to such reduced number of breeding Nominations as the Syndicate Manager shall determine are available, and entitlement to the use of such reduced number of Nominations shall be determined by lot as follows: (1) First, each holder of an unused Nomination who purchased such unused Nomination for the applicable breeding season shall be entitled to a number of lots equal to the number of unused Nominations held; (2) second, if and only if the reduced number of Nominations was sufficient to cover all purchased Nominations, then all remaining holders of unused Nominations shall be entitled to a number of lots equal to the number of unused Nominations held. Once a lot has been drawn, the Nomination represented by that lot shall not be included in subsequent drawings for the current or future breeding seasons until all other lots shall have been drawn, at which time the procedure may be repeated. Notwithstanding the foregoing, in no event shall the Compensatory Nominations be reduced so long as the Stallion is capable of breeding.

2.9. Southern Hemisphere. During each Southern Hemisphere breeding season that the health and libido of the Stallion so permits, the Syndicate Manager may (a) allow the Stallion to cover mares at the Syndicate Manager’s farm in North America for the account of the Owners, and (b) arrange for the Stallion to be shipped to the Southern Hemisphere under a lease or similar arrangement to stand at independent stud farms, all on such terms as shall be determined by the Syndicate Manager in its sole discretion.

3. SYNDICATE MANAGER

3.1. Location; Successor. The Stallion shall stand at stud in central Kentucky under the supervision and management of Airdrie Stud, as Syndicate Manager and Agent for the Owners. The Syndicate Manager may be removed or the Stallion moved to stand outside Kentucky during Northern Hemisphere breeding seasons only with the affirmative vote of the Owners of thirty-nine (39) Fractional Interests. The Syndicate Manager may resign upon 60 days’ written notice to the Owners, provided that such resignation shall not become effective during the period commencing on February 1 and ending on July 15 of any year. Upon the resignation or removal of the Syndicate Manager, a successor may be elected by Owners having a majority of the Fractional Interests.

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3.2. Authority. The Syndicate Manager shall have the general supervision and management of the Stallion, including supervision and control of all breeding activities. The Stallion’s annual stud fee shall be set at the discretion of the Syndicate Manager. The Syndicate Manager shall select and employ a veterinarian to attend the Stallion, shall determine when, on a fair and equitable basis, the mares to be serviced shall be so serviced and whether the mares and the Stallion are in suitable condition for breeding, shall keep, or cause to be kept, such records as are appropriate and shall select such attorneys and accountants as may be required in the administration hereof. The Syndicate Manager shall expend on behalf of the syndicate such sums as Syndicate Manager may view as appropriate for the promotion and advertising of the Stallion, including, without limitation, stakes race sponsorships either independently or with other stallions standing under the management of the Syndicate Manager. The Syndicate Manager shall nominate the Stallion as a stallion standing in North America to the program established by The Breeders’ Cup Limited and shall determine the price and terms of sale of the Nominations, the proceeds of which are to be used to defray the costs of nomination to such program, and of all other Nominations to be sold by the Syndicate Manager. In connection with any nomination of the Stallion to any program, the Syndicate Manager shall be entitled in its discretion to cast all votes and elections in connection with such programs. In connection with the sale of Nominations, the Syndicate Manager may utilize the services of independent bloodstock agents and consultants and other third parties who are not employees of the Syndicate Manager or owned or controlled by the Syndicate Manager, its owners and officers, and the Syndicate Manager may pay customary fees and commissions to such persons not to exceed five percent (5%). The Syndicate Manager shall be entitled to determine the dates for the commencement and ending of each breeding season. The Syndicate Manager shall have authority to negotiate, execute, and deliver on behalf of the Owners one or more leases, stallion management, or similar agreements as the Syndicate Manager shall approve for the Stallion to stand outside the United States during the Southern Hemisphere breeding seasons. The Syndicate Manager as agent for the Owners shall have the authority to collect rents and other amounts payable pursuant to any such lease or agreements. The Syndicate Manager shall have no obligation or responsibility to be bound to any breed-back agreements.

3.3. Standard of Care. The Syndicate Manager shall employ the degree of care customarily employed in Central Kentucky by persons who keep and breed Thoroughbred stallions. The Syndicate Manager shall not be responsible for any injury, disease or death of any mare resulting from breeding or attempting to breed to the Stallion. The Syndicate Manager shall have no obligation or responsibility to verify the identity of any mare presented to the Stallion for breeding, such responsibility being solely that of each Owner or his respective assigns.

3.4. Public Liability. The Syndicate Manager shall keep and maintain as an expense of the syndicate a policy of general liability insurance in a reasonable amount, but not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate, insuring all of the Owners as additional insureds against loss or liability by reason of the Stallion or of acts or omissions of Syndicate Manager, its agents, servants and employees. Syndicate Manager shall provide Owners with a copy of said policy naming them as additional insureds upon request.

3.5. Records; Reports. The Syndicate Manager shall make its best and reasonable efforts to keep books and records of account which shall accurately reflect all receipts and disbursements for and on behalf of the Owners. The Syndicate Manager shall furnish to each Owner a statement reflecting the expenses, the receipts and the disbursements by and on behalf of the syndicate, which statement shall be included through an annual statement. Disbursements shall be made on an annual basis on or before October 31st. Originals (or copies thereof maintained on commercially accepted media) of breeding shed records, advertising material, contracts entered into by the Syndicate Manager for the sale or transfer of Nominations by the Syndicate Manager on behalf of the Owners and holders of Lifetime Breeding Rights and Breeders’ Cup expense, and other records relating to the Stallion and the operation of the syndicate hereunder shall be and remain the property of this syndicate. The Syndicate Manager shall make available for inspection at its offices or at the premises where the Stallion is kept on any business day between the hours of 10:00 a.m. and 4:00 p.m., local time, the books and records of this syndicate to any Initial Owner or its immediate transferee, if any, and any other Owner approved by the Syndicate Manager or majority of other Owners who so requests by seventy-two (72) hours prior written notice.

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3.6. Registration of Ownership. The Syndicate Manager shall maintain syndicate records indicating ownership of each Fractional Interest. Upon receipt of written evidence of transfer of ownership of a Fractional Interest and such other evidence as the Syndicate Manager shall reasonably request, which shall include the agreement of the transferee to be bound by all the terms of this Syndicate Agreement and which may be on forms specified by the Syndicate Manager, the Syndicate Manager shall record on the syndicate records transfers of ownership determined by the Syndicate Manager, acting in good faith, to have been made in compliance with the terms of this Syndicate Agreement. The Syndicate Manager may refuse to make any such transfer if the Syndicate Manager has been notified that the Fractional Interest is subject to a security interest unless the Syndicate Manager is also furnished evidence that the transfer does not violate the terms of the security agreement creating such security interest. Upon request, the Syndicate Manager shall certify to any Owner or any insurance, bank, or trust company specified by such Owner, to the effect that the Owner is the registered Owner of a Fractional Interest and specifying the number of such Fractional Interest.

3.7. Jockey Club Documentation. The Syndicate Manager shall maintain all records required by The Jockey Club relating to stallions and shall promptly submit to The Jockey Club all required reports as they become due. The Syndicate Manager shall also cause to be issued, in form acceptable to The Jockey Club, certificates required for the registration of foals out of mares bred to the Stallion to persons entitled thereto.

3.8. Allocation of Monies. The Syndicate Manager shall bill each Owner quarterly for the Owner’s proportionate amount of stallion keep and other expenses incurred as herein provided. The Syndicate Manager shall allocate to the account of each Owner such Owner’s proportionate share of (i) any receipts from the sale by the Syndicate Manager of Nominations on behalf of the syndicate in an excess book as provided in Section 2.6, (ii) any receipts pursuant to the distribution from the sale of Nominations by the Syndicate Manager on behalf of certain Owners as set forth in Section 2.7, (iii) any lease payments or other revenues earned by the Stallion if standing in the Southern Hemisphere, and (iv) any stallion awards attributable to the Stallion from Breeders’ Cup Limited or any other stallion awards program annually. The Syndicate Manager may deduct the amount of expenses prior to distributing monies to the Owners.

3.9. Defaults. The Syndicate Manager shall have an Agister’s lien and an agricultural lien upon and a security interest in any Fractional Interest as to which any portion of the amounts billable to Owners hereunder and so billed have not been paid. The Syndicate Manager may assess a service charge of two percent (2%) quarterly upon any amounts billed to an Owner which remain unpaid for 90 days. The Syndicate Manager shall be entitled to commence legal action upon 30 days’ prior written notice to an Owner, the date of such notice being the date upon which the cause of action for nonpayment shall be deemed to occur. In the event the default shall continue for a period of 12 months, commencing on the last day of the first quarter for which the Owner shall be in arrears, the Syndicate Manager shall be entitled to sell the Fractional Interest, as agent and attorney-in-fact, for the Owner who is so in default. In addition, the Syndicate Manager may withhold stallion service certificates and may refuse to permit a mare to be bred on any season attributable to a Fractional Interest, the Owner of which is (a) more than two calendar quarters in arrears on amounts payable by such Owner; or (b) is in default of an installment of principal or interest on the purchase price payable to the Initial Owner or the Syndicate Manager; or (c) who fails to furnish evidence, acceptable to the Syndicate Manager, either (i) that the use of any Nomination by the Owner or his assignee is not subject to any sales and use taxes or other taxes imposed by the applicable jurisdiction, or (ii) that all such taxes have been paid. The Syndicate Manager shall collect from purchasers of Nominations from the Syndicate Manager and remit to the appropriate taxing authority when due (x) sales and use taxes assessed and payable upon all sales made by the Syndicate Manager and (y) all taxes deposited with the Syndicate Manager for payment of taxes.

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3.10. Compensation. As compensation for its services in each breeding season that the Stallion stands at stud under its management, the Syndicate Manager shall be entitled to stallion keep at its prevailing rate and to eight (8) free Nominations (the “Compensatory Nominations”) which shall be non-cumulative. For any given season while Airdrie Stud serves as Syndicate Manager, it may assign these Compensatory Nominations to the Estate of Brereton C. Jones or any member of Brereton C. Jones’ immediate family, or to any such person or persons that it shall determine to have been beneficial in the training, racing, care or promotion of the Stallion. The Syndicate Manager may elect to breed one thoroughbred mare on any or each of the Compensatory Nominations. If the Syndicate Manager elects to not breed on a given Compensatory Nomination, then that Nomination will be pooled in the same manner as an Owner Nomination under Section 2.7.

3.11. Powers of Attorney. Each Owner authorizes and empowers the Syndicate Manager and constitutes and appoints the Syndicate Manager as his agent and attorney-in-fact to (i) execute, deliver, and file on behalf of such Owners such documents as the Syndicate Manager shall deem necessary or appropriate with the appropriate Jockey Club and (ii) to execute the elections specified in Section 7.4 as may be required by the taxing authorities of the United States. In the event any authority shall require any Owner to take action individually or to obtain any licenses required by law, each Owner agrees to do so promptly upon the request of the Syndicate Manager.

3.12. Other Activities. The Syndicate Manager shall not be required to devote itself exclusively to its duties hereunder, and the Syndicate Manager shall be expressly permitted to conduct any other business activities and to accept any other engagements, including, without limitation, the management of other stallions, the purchase, sale, racing and breeding of Thoroughbreds, or any one or more of them. The Syndicate Manager may also be an Owner, and as agent for all Owners shall act fairly and in good faith and not inconsistent with such duties in the handling of any matters involving its dual role as Owner and agent for the other Owners and itself.

3.13. Control. Certain insurance policy provisions purchased by the Owners may provide that the insurance carriers shall have the right to exercise sole and absolute discretion concerning the control of the Stallion (including control of the treatment, location, use, retention and/or disposal of the Stallion) in the event of potential infertility or sickness of, or accident to, the Stallion. The Syndicate Manager shall not be bound by, and shall have no obligation or liability from failing to abide by, any such provisions, and Syndicate Manager in its sole discretion shall decide all matters relating to the control of the Stallion, including, without limitation with respect to retirement under the Stallion’s Stallion Standing Agreement and any insurance matters.

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4. TRANSFERS

4.1. Auctions. Without the consent of the Syndicate Manager, in its sole discretion, no Fractional Interest and no Nomination may be offered for sale at an auction sale or listed for sale on any agent’s or other publicly distributed list. For purposes of this Syndicate Agreement, an auction sale shall include all auctions (whether public, private or otherwise) and similar sales at which items are sold to the highest bidder, whether or not an auctioneer is present and whether the bidders are present or participate through telecommunications, internet or other electronic communications, or make written bids. With respect to the auction sale of Nominations and Fractional Interests, when permitted in the sole discretion of the Syndicate Manager, only one Nomination and only one Fractional Interest may be offered for sale by any one sales company (including all affiliates thereof) during any calendar month. Any Owner desiring to sell a Nomination or Fractional Interest at auction shall notify the Syndicate Manager of the time, date and place of auction at least 30 days prior to the sale and shall designate the particular Fractional Interest or Nomination to be sold. When auctions are permitted by the Syndicate Manager, in its sole discretion, only Owners so notifying the Syndicate Manager shall be entitled to sell at auction, and should the Syndicate Manager receive notice with respect to more than one Fractional Interest or Nomination, the Syndicate Manager shall determine by lot which Fractional Interest and which Nomination may and which may not be sold at each auction sale for which the Syndicate Manager has given its consent.

4.2. Nominations. Subject to the terms and conditions in this Syndicate Agreement, including, without limitation, this Section and Sections 2.1 and 2.7 hereof, Nominations may only be sold, exchanged or otherwise transferred or assigned as provided herein. Any sale or transfer by an Owner, including through any sale by the Syndicate Manager, who has not made payment in full of indebtedness secured by his Fractional Interest and payable to the Initial Owner or the Syndicate Manager is subject to the conditions set forth in the security agreement creating the security interest. In the event the Syndicate Manager shall have been notified that a Fractional Interest is subject to a security interest, the Syndicate Manager may, but shall not be required to, (i) refuse to sell such Nomination on behalf of the Owner and such Owner would not be required to receive any distributions from the normal book related to

4.3. such Nomination(s) and (ii) refuse to record the transfer of any Nomination without the written approval of the person holding the security interest.

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4.4. Fractional Interests; First Right to Purchase. Fractional Interests may (a) pass by inheritance or will, (b) be transferred by gift or sale to a member of the Owner’s immediate family, (c) be transferred to or from any firm, partnership or other entity controlled by, or of which a thirty percent or greater interest is owned by the Owner and his immediate family or any of them, and (d) be sold, transferred or assigned one time by an Initial Owner, all free from the first right to purchase set forth herein below (collectively, the “Permitted Exceptions”); provided, however, that in each case the Syndicate Manager shall be furnished with affidavits or other information acceptable to it that any proposed transfer is not subject to the first right to purchase within the terms of this paragraph. Except as specifically provided herein, no other Fractional Interest may be sold without offering the other Owners and the Syndicate Manager the first right to purchase such Fractional Interest pursuant to the following terms: Any Owner who receives an offer to purchase a Fractional Interest which he is willing to accept shall notify the Syndicate Manager in writing, stating the name of the proposed purchaser and the terms of the offer. In the event consideration other than money is to be paid, the Owner desiring to sell shall also specify the monetary fair market value of the consideration, subject to the approval of the Syndicate Manager, which any other Owner or the Syndicate Manager may elect to pay in the event such Owner or Syndicate Manager shall elect to pay in cash instead of by an exchange of property. Prior to close of business on the business day following receipt of such notice, the Syndicate Manager shall notify all other Owners of the proposed purchaser and the price and terms, if any; provided, however, that the purchasing Owner shall not be required to pay any fee or commission payable to any agent or representative of the prospective buyer or a fee or commission in excess of five percent (5%) to any agent or representative of the selling Owner or holder. The notice shall constitute an offer to each other Owner and to the Syndicate Manager to purchase the Fractional Interest. Any Owner desiring to accept such offer shall, within seven days of the sending of the notice by the Syndicate Manager, notify the Syndicate Manager in writing of his desire so to do. The Syndicate Manager shall determine by lot (each Owner participating shall be entitled to a number of lots equal to the number of Fractional Interests owned by such Owner) the person entitled to purchase the Fractional Interest, which determination shall be made by the second business day which is seven or more days after sending of notice by the Syndicate Manager. An Owner or the Syndicate Manager electing to purchase the Fractional Interest shall be required to purchase the same at 5:00 p.m. on the first business day following the determination by the Syndicate Manager if, and only if, at such time the Stallion is in the same or better state of general health and insurability as on the date the Syndicate Manager sent notice of the offer to the Owners, at which point risk of loss shall pass. If no other Owner or the Syndicate Manager elects to purchase the Fractional Interest, the Syndicate Manager shall promptly notify the Owner desiring to sell who shall have seven (7) days in which to close the sale on the terms and at the price specified in the notice. If the sale is not closed within the seven (7) day period, the Fractional Interest must be offered to the Owners as set out above before any further sale. In the event the original notice given by the Owner desiring to sell shall specify that more than one Fractional Interest is to be sold, any other Owner may elect to purchase only one Fractional Interest.

4.5. Expenses; Taxes. All expenses incurred by the Syndicate Manager in connection with the offer outlined in Section 4.3 shall be advanced by the selling Owner or assumed by the purchaser. In the event an Owner shall attempt to transfer a Fractional Interest at a time when syndicate expenses have been incurred and the Owner has not then paid his proportionate share of such expenses, the transferee of such Fractional Interest shall assume and shall be required to pay as a condition of assuming all rights of ownership of such Fractional Interest, all outstanding expenses of the syndicate attributable to the Fractional Interest being acquired. Each Owner shall be responsible for remittance of all sales, use and other taxes payable in connection with the use, sale or transfer of his/her/its Fractional Interest and Nominations attributable thereto. Each Owner shall furnish to the Syndicate Manager evidence of payment of, or exemption from, all such taxes as the Syndicate Manager shall reasonably request.

4.6. Effectiveness. No transfer or attempted transfer of a Nomination or of a Fractional Interest by an Owner or assigns shall be effective as to the Syndicate Manager or the other Owners until such transfer shall have been recorded by the Syndicate Manager on the books and records maintained by the Syndicate Manager.

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5. REPRESENTATIONS

5.1. Initial Owners. The Initial Owners each represent and warrant that (a) it has good right and full power and authority to execute, deliver and perform this Syndicate Agreement and to transfer his ownership of the Stallion into syndicate form as herein provided, (b) any and all Fractional Interests sold by it will be sold subject to the terms of this Syndicate Agreement, and (c) it has not granted any right, claim or interest in or to the Stallion except as provided herein or subject to the terms hereof. THE INITIAL OWNERS MAKE NO REPRESENTATIONS OR WARRANTIES EXCEPT SUCH AS ARE SPECIFICALLY SET FORTH HEREIN AND NO IMPLIED WARRANTY AS TO THE MERCHANTABILITY OR AS TO THE FITNESS OF THE STALLION OR HIS SEMEN FOR ANY PARTICULAR PURPOSE SHALL ARISE BY VIRTUE OF THIS TRANSACTION.

5.2. Other Owners. As a condition of sale, each purchaser or transferee of a Fractional Interest (hereinafter referred to as a “Purchaser”) acknowledges and agrees, and represents and warrants the following, which representations and warranties the Purchaser shall be deemed made by reference, by submitting the transfer form to the Syndicate Manager:

(a) That Purchaser is engaged in the business of racing or breeding Thoroughbred horses and that the purchase of the Fractional Interest is for the purpose of facilitating such endeavor.

(b) That Purchaser is not dependent upon the expertise or management of the Syndicate Manager in order to successfully conduct the affairs of the Purchaser’s own breeding endeavor either as a result of the Purchaser’s acquisition of the Fractional Interest or otherwise, other than the Purchaser’s reliance upon the Syndicate Manager’s normal custodial responsibilities as set forth in this Syndicate Agreement.

(c) That Purchaser is acquiring the Fractional Interest with the intention of using the Fractional Interest in the Purchaser’s own breeding operation with said Fractional Interest being purchased for the Purchaser’s own account and not for the purpose of reselling, assigning or in any way redistributing the same.

(d) That Purchaser understands that the purchase of an undivided Fractional Interest in a horse is speculative and involves a high degree of risk, and Purchaser is able to afford the payment of the purchase price of the Fractional Interest and is financially able to bear the costs associated with the ownership thereof; that he has the ability to retain the Fractional Interest for an indefinite period of time and to sustain a possible loss of the purchase price and any subsequent expense contributions without a significant impact on the Purchaser’s other assets.

(e) That Purchaser acknowledges that he and/or his representatives have been afforded the opportunity to ask questions of and to receive answers from the Syndicate Manager and Initial Owner or persons authorized to act on their behalf concerning the Stallion, the syndicate operations, and any aspect of membership in the syndicate, all to Purchaser’s satisfaction.

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(f) That Purchaser acknowledges that he and/or his representatives have been granted the right to inspect the Stallion, and the syndicate’s legal documents, and to obtain any additional information to the extent the Syndicate Manager or Initial Owner possess such information or can acquire it without unreasonable effort or expense, which is necessary to make an informed business decision or to verify any other information provided.

6. DISPUTE RESOLUTION

6.1. Arbitration. Except as provided in Section 3.9, if a disagreement exists among the Owners or between one or more of the Owners and the Syndicate Manager concerning the Stallion or relating to the relationships, rights, duties, or obligations hereunder (a “Dispute”), any one of the disputants may require the other parties to submit the Dispute to arbitration if good faith negotiations among the parties do not resolve the Dispute. Such arbitration shall proceed in accordance with the arbitration rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Syndicate Agreement pursuant to the following procedures:

(a) All proceedings before the arbitrators shall be held in Versailles, Kentucky;

(b) The arbitration shall be held before a panel of three arbitrators. In the event of a dispute between one or more of the Owners and the Syndicate Manager, one arbitrator shall be designated by the Syndicate Manager, one designated by the Owners holding a majority of the Fractional Interests, and one selected by the first two arbitrators so designated. In the event of a dispute between one or more of the Owners, one arbitrator shall be designated by one Owner, one designated by the other Owner, and one selected by the first two arbitrators so designated.

(c) The costs and fees of the arbitration, including attorneys’ fees of the parties, shall be allocated by the arbitrators;

(d) The award rendered by the arbitrators shall be final unless proven to be in manifest disregard of law, arbitrary and capricious, or completely irrational and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof;

(e) The existence and resolution of the arbitration shall be kept confidential by the Syndicate Manager and the Owners and by the arbitrators except as required by law or may be necessary in connection with the enforcement of the award.

6.2. Jurisdiction, etc. No Dispute shall be submitted to arbitration and no action for the breach of any provision of this Syndicate Agreement or in connection with the Stallion or the operation hereof may be commenced more than one year after the event giving rise to such cause of action shall have occurred. Each Owner agrees to hold harmless each other Owner and the Syndicate Manager from any costs, expenses and liabilities resulting from a breach or alleged breach of one or more representations or warranties made in connection with the sale or transfer of a Fractional Interest by such Owner. Any action and proceedings arising out of or relating directly or indirectly to this Agreement shall be filed, if at all, exclusively in any state court or federal court located in, or related to, Woodford County, Kentucky. The parties expressly consent to the jurisdiction of these courts and agree that venue is proper in these courts.

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7. OPERATION OF THE SYNDICATE; MISCELLANEOUS

7.1. Meetings. The Syndicate Manager or the Owners of 10 or more Fractional Interests may call a meeting of Owners upon not less than 10 days written notice, to be held within Woodford County, Kentucky. The notice must state the date, time, place and purpose of the meeting. Each Owner shall be entitled to one vote for each Fractional Interest owned by him which may be cast in person or by agent or proxy, duly authorized in writing. The Syndicate Manager may require an original of the proxy to be presented at the meeting for inspection. No subject matter shall be considered at any meeting unless notice thereof is included in the notice of such meeting. Except as otherwise provided herein, a majority vote shall decide all questions properly submitted, provided the Owners of a majority of all Fractional Interests are present in person or represented by proxy at such meeting. Any action which may be taken at a meeting may be taken without a meeting if Owners of the required number of Fractional Interests vote by written instrument so to do.

7.2. Proportionate. “Proportionate” when used herein with respect to any Owner shall mean the percentage determined by dividing the number of Fractional Interests owned by such Owner by the total number of Fractional Interests (i.e., 40).

7.3. By Lot. In those instances where a determination is to be made by lot, the Syndicate Manager shall either give two days’ advance notice to the Owners that the drawing will be held at a designated time and place within the County where the Stallion then stands at Stud, or that the drawing will be held by an accounting firm or attorney pursuant to written instructions from the Syndicate Manager given in accordance with the terms hereof. Each person participating shall be entitled to a number of lots equal to the number of Nominations to which such person would be entitled in a normal book. In the case of a determination by lot of those entitled to participate in an excess or reduced book, each Fractional Interest shall have been entitled to one (1) Nomination and each Nomination used with respect to such Fractional Interest shall not be included in subsequent drawings until all other Fractional Interests shall have been drawn, at which time the procedure may be repeated.

7.4. Tax Election. It is not the purpose or intention of this Syndicate Agreement to create, and this Syndicate Agreement shall not be considered as creating a joint venture, partnership or other relationship whereby any party shall be held liable for the omissions or commissions of any other party; but, if for federal tax purposes this Syndicate Agreement or the relationship established hereby and the operations hereunder are regarded as a partnership as that term is defined in the Internal Revenue Code of 1986, then the Owners hereby elect to not be treated as a partnership and to be excluded from the application of all provisions of Subchapter K, Chapter 1, subtitle A of such Code. In making this election, each and every Owner acknowledges that the income derived by him by reason of his ownership of a Fractional Interest can be adequately determined without the necessity for any computation of partnership taxable income, and all such Owners agree not to give notices or take any other action inconsistent with the election hereby made. In the event that for whatever reason, the Internal Revenue Service shall require that computations be made pursuant to Subchapter K, the Initial Owners and each other Owner elect, and as a condition of remaining an Owner agree, (a) to have depreciation determined pursuant to Section 704(c)(3) as though undivided interests had been contributed by each Owner and, in the case of a transfer of a Fractional Interest to have the basis of the Stallion adjusted in accordance with the provisions of Section 743 of the Internal Revenue Code of 1986, and authorize the Syndicate Manager to file such election in accordance with Section 754 of such Code, (b) to have each other item of expense allocated as provided in this Syndicate Agreement and (c) to have each item of income, in the case of a Nomination, allocated to the Owner entitled to use the same, and in the case of cash, allocated to the Owner to whom paid or credited.

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7.5. Confidentiality. The Owners agree to keep and maintain in confidence, except as may be required by law, the names and addresses of the Owners and all reports and other information provided or made available to them by the Syndicate Manager and not to disclose the same to anyone other than the respective employees, attorneys, financial advisors, and accountants for the Owners who agree to maintain such confidentiality. Any other dissemination of such information by any Owner to any other person or entity not an Owner shall be grounds for the Syndicate Manager to withhold any future information that it would otherwise regularly distribute. Any Owner who is found to have disseminated any such information shall indemnify and hold harmless the Syndicate Manager and each of the other Owners against costs and expenses (including but not limited to attorney fees) and any liabilities (including but not limited to judgments, fines, penalties, and settlements) paid by or imposed against the Syndicate Manager or any of the Owners, in connection with any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, legislative, investigative, or other (including any appeal relating thereto) in which any such Owner is involved, whether as a party, witness, or otherwise, because he, she or it was responsible for disseminating such information in violation of this Section.

7.6. Insurance Availability. No Owner may separately insure against the mortality or the infertility (congenital or as the result of accident, sickness, disease, or stallion permanent total disability) of the Stallion prior to October 2 of the year following the Horse’s first season at stud. The Syndicate Manager has obtained a single insurance policy against such risks, and each Owner electing to be covered by such policy shall be entitled to a pro rata portion of such coverage up to his insurable interest at the expense of, and for the account of, the Owner electing such coverage. After October 2 of the year following the Horse’s first season at stud, each Owner may separately obtain such insurance to the extent of his insurable interest, at such Owner’s own expense. No Owner shall be entitled to obtain or maintain in force mortality insurance on the Stallion to the prejudice or exclusion of any other Owner who has an insurable interest in the Stallion and desires such insurance.

7.7. Withholding. In the event payments to any Owner are subject to withholding taxes in any jurisdiction, the Owner shall be solely responsible for the same, and shall indemnify and hold the Syndicate Manager and the other Owners harmless from and against any penalties and interest assessed upon the failure to withhold or pay such taxes.

7.8. Headings; Separability. Article, section and paragraph headings are for convenience only and shall not affect the construction hereof. In case any provision shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

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7.9. Termination; Modification. A one hundred percent interest (100%) in the Stallion may be sold to a third-party and this Syndicate Agreement and the syndicate created hereunder may be terminated upon the affirmative vote of Owners who hold at least thirty-nine (39) of the forty (40) Fractional Interests. This Syndicate Agreement may be terminated, canceled, altered, amended or modified with the affirmative vote of Owners who hold at least thirty-nine (39) of the forty (40) Fractional Interests. If not sooner terminated, the syndicate will terminate automatically on December 31, 2084. In the event the Stallion is sold to stand at stud at a location other than Airdrie Stud, Airdrie Stud, Inc. shall receive payment from sellers in an amount equal to five percent (5%) of the sales price.

7.10. Notices. Notices required hereunder to be given to the Owners shall be effective and binding at the time sent by prepaid United States mail, telegram, mail gram, facsimile, cablegram (or any other form of electronic communication which shall be commonly used at the time for business communications), or by delivery service, or delivered in person to the address of the respective Owner, as the address is shown on the syndicate records maintained by the Syndicate Manager, and notices to the Syndicate Manager shall only be effective and binding upon the actual and timely receipt thereof by the Syndicate Manager.

7.11. Binding Effect. This Syndicate Agreement and each and every provision hereof shall be binding upon and shall inure to the benefit of the parties to this Syndicate Agreement, and all other persons who acquire a Fractional Interest or the right thereto, the respective partners thereof where any such party or person is a partnership, and their respective heirs, personal representatives, administrators, successors, assigns and transferees, whether with or without consideration.

7.12. Controlling Law. This Syndicate Agreement, as well as all the instruments executed with respect to or pertaining to any right or interest created hereunder, and any conflicts, disagreements, questions or other matters arising under this Agreement, whether of validity, interpretation, performance or otherwise, will be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to any other state’s choice of law rules.

7.13. Attorneys’ Fees. In the event of any litigation arising out of this Syndicate Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees incurred, including any costs and attorneys’ fees incurred incidental to a successful appeal.

7.14. Counterparts. This Syndicate Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Agreement.

[Remainder of Page Left Blank; Signatures on Following Page]

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IN WITNESS WHEREOF, this Agreement has been signed by the Initial Owners as of the date first above written.

INITIAL OWNERS:

OGMA INVESTMENTS, LLC

BY:	/s/ Gustavo Delgado, Jr.

ITS:	President

STERLING RACING, LLC

BY:	/s/ Sam Herzberg

ITS:	President

COMMONWEALTH THOROUGHBREDS, LLC

BY:	/s/ Brian Doxtator

ITS:	Managing Member

SYNDICATE MANAGER:

AIRDRIE STUD, INC.

BY:	/s/ Bret Jones

ITS:	President

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